                                                Exhibit 99.1

Contact:
T.C. Robillard
Vice President, Investor Relations
TC.Robillard@carters.com

Carter’s, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results
•Fourth quarter fiscal 2025 results
◦Net sales $925 million vs. $860 million in Q4 2024, growth of 8%
◦Operating margin 9.2% vs. 9.7% in Q4 2024
◦Adjusted operating margin 9.7% vs. 13.4% in Q4 2024
◦Diluted EPS $1.76 vs. $1.71 in Q4 2024
◦Adjusted diluted EPS $1.90 vs. $2.39 in Q4 2024
•Fiscal year 2025 results
◦Net sales $2.898 billion vs. $2.844 billion in 2024, growth of 2%
◦Operating margin 5.0% vs. 9.0% in 2024
◦Adjusted operating margin 6.1% vs. 10.1% in 2024
◦Diluted EPS $2.53 vs. $5.12 in 2024
◦Adjusted diluted EPS $3.47 vs. $5.81 in 2024
◦Operating cash flow $122 million
◦$56 million returned to shareholders through dividends
•Board of Directors declares quarterly dividend of $0.25 per share
•Fiscal year 2026 outlook, which excludes potential benefits from recent tariff developments1:
◦Low single-digit to mid-single digit percentage growth in net sales
◦Low single-digit to mid-single-digit growth in adjusted operating income
◦Low double-digit to mid-teens decline in adjusted diluted EPS
ATLANTA, February 27, 2026 — Carter’s, Inc. (NYSE:CRI), North America’s largest and most-enduring apparel company exclusively for babies and young children, today reported its fourth quarter and fiscal year 2025 results.
1 Refer to “Business Outlook” section of this release for additional information regarding 2026 tariff assumptions and reconciliations of forward-looking non-GAAP financial measures.

“Carter’s delivered improved fourth quarter results with each of our business segments posting sales growth over last year. We see momentum building behind our products and demand creation initiatives, which have driven an improvement in the rate of traffic, new customer acquisition, higher realized pricing, and increased penetration of the best portions of our product assortments. All of this gives us confidence that our strategies are gaining traction,” said Douglas C. Palladini, Chief Executive Officer & President.
“2025 was a year of meaningful progress in stabilizing our business while responding to significant new tariffs. We took actions to right-size our cost structure and we launched several important initiatives to improve the productivity of our merchandise assortments and store fleet. We also strengthened our balance sheet and liquidity with the successful refinancing of our long-term debt and a new asset-based revolving credit facility in place.
“While we’re encouraged by our progress, much work remains. Excluding the recent tariff developments, for 2026 we’re planning growth in net sales as we build on the momentum of our product and demand creation strategies. We’re also planning growth in operating income. We will remain focused and disciplined in our investments and overall spending and expect solid contributions from productivity initiatives. We believe the recent news regarding tariffs will be net positive for Carter’s, but it will take some time to fully understand the implications for our business and the broader marketplace. Our talented and dedicated teams and I are committed to returning Carter’s to long-term sustainable, profitable growth over time.”
53rd Week
The Company’s fiscal year ends on the Saturday nearest the last day of December, resulting in an additional week of results every five to six years. The fourth quarter of fiscal 2025 included 14 weeks, compared to 13 weeks in the fourth quarter of fiscal 2024. Fiscal year 2025 included 53 weeks, compared to 52 weeks in fiscal 2024. The additional week in fiscal 2025 contributed approximately $37 million in consolidated net sales.
Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.

Fourth quarter fiscal 2025 results included expenses related to previously announced organizational restructuring initiatives, operating model improvement costs, leadership transition costs, and a debt extinguishment loss. Fourth quarter fiscal 2024 results included expenses related to organizational restructuring initiatives and a non-cash charge related to the write down of the OshKosh tradename asset.
Fiscal year 2025 results included expenses related to operating model improvement costs, organizational restructuring initiatives, leadership transition costs, a non-cash charge for settlement of the OshKosh B’Gosh Pension Plan, debt extinguishment loss, and a tax charge associated with the termination of the Company’s deferred compensation plan. Fiscal year 2024 results included expenses related to organizational restructuring initiatives, a non-cash Pension Plan settlement charge, and a non-cash charge related to the write down of the OshKosh tradename asset.

	Fourth Fiscal Quarter
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$84.7	9.2%	$64.2	$1.76	$83.2	9.7%	$61.5	$1.71
Organizational restructuring	3.7		2.8	0.08	1.8		1.6	0.04
Operating model improvement costs	0.7		0.5	0.01	—		—	—
Leadership transition costs	0.4		0.3	0.01	—		—	—
Loss on extinguishment of debt	—		1.3	0.03	—		—	—
Intangible asset impairment	—		—	—	30.0		22.8	0.63
As adjusted	$89.5	9.7%	$69.2	$1.90	$115.0	13.4%	$85.9	$2.39

	Fiscal Year
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$143.9	5.0%	$91.8	$2.53	$254.7	9.0%	$185.5	$5.12
Operating model improvement costs	14.2		10.8	0.30	—		—	—
Organizational restructuring	9.8		7.5	0.20	1.8		1.6	0.04
Leadership transition costs	8.1		7.3	0.20	—		—	—
Pension plan settlement	—		6.7	0.18	—		0.7	0.02
Loss on extinguishment of debt	—		1.3	0.03	—		—	—
Deferred compensation plan termination	—		0.8	0.03	—		—	—
Intangible asset impairment	—		—	—	30.0		22.8	0.63
As adjusted	$176.0	6.1%	$126.1	$3.47	$286.6	10.1%	$210.7	$5.81
Note: Results may not be additive due to rounding.
Consolidated Results
The discussion of results below is presented on an adjusted (non-GAAP) basis where noted.
Fourth Quarter of Fiscal 2025 (14 weeks) compared to Fourth Quarter of Fiscal 2024 (13 weeks)
Net sales increased $65.7 million, or 7.6%, to $925.5 million, compared to $859.7 million in the fourth quarter of fiscal 2024, reflecting growth in each of our U.S. Retail, International, and U.S. Wholesale segments. The additional week in the fourth quarter of fiscal 2025, compared to the fourth quarter of fiscal

2024, contributed approximately $37.0 million in consolidated net sales. On a comparable week basis, net sales grew 3.4%. On a reported basis including the extra week in fiscal 2025, the U.S. Retail, International, and U.S. Wholesale segments grew 9.4%, 10.2%, and 3.4%, respectively. U.S. Retail comparable net sales increased 4.7%. Changes in foreign currency exchange rates used for translation in the fourth quarter of fiscal 2025, as compared to the fourth quarter of fiscal 2024, had a favorable effect on consolidated net sales of approximately $3.0 million, or 0.3%.
Operating income increased $1.5 million, or 1.8%, to $84.7 million, compared to $83.2 million in the fourth quarter of fiscal 2024. Operating margin decreased 50 basis points to 9.2%, reflecting incremental tariff costs, investments in product mix and make, and higher performance-based compensation provisions, partially offset by higher pricing, lower corporate expenses, and an asset impairment charge in the prior year period.
Adjusted operating income (a non-GAAP measure) decreased $25.6 million, or 22.2%, to $89.5 million, compared to $115.0 million in the fourth quarter of fiscal 2024. Adjusted operating margin decreased 370 basis points to 9.7%, reflecting incremental tariff costs, investments in product mix and make, and higher performance-based compensation provisions, partially offset by higher pricing and lower corporate expenses.
Net income increased $2.7 million, or 4.4%, to $64.2 million, compared to $61.5 million in the fourth quarter of fiscal 2024. Diluted earnings per share increased 2.9% to $1.76, compared to $1.71 in the prior year period.
Adjusted net income (a non-GAAP measure) decreased $16.8 million, or 19.5%, to $69.2 million, compared to $85.9 million in the fourth quarter of fiscal 2024. Adjusted diluted earnings per share (a non-GAAP measure) decreased 20.5% to $1.90, compared to $2.39 in the fourth quarter of fiscal 2024.
Fiscal Year 2025 (53 weeks) compared to Fiscal Year 2024 (52 weeks)
Consolidated net sales increased $54.3 million, or 1.9%, to $2.90 billion, compared to $2.84 billion in fiscal 2024, reflecting growth in our U.S. Retail and International segments that were partially offset by a decline in the U.S. Wholesale segment. The additional week in fiscal 2025, compared to fiscal 2024, contributed approximately $37.0 million in consolidated net sales. On a comparable week basis, net sales grew 0.6%. On a reported basis including the extra week in fiscal 2025, the Company’s U.S. Retail and International segments grew 3.5%, and 6.3%, respectively, while U.S. Wholesale net sales declined 2.0%. U.S. Retail comparable net sales increased 1.4%. Changes in foreign currency exchange rates used for translation in fiscal 2025, as compared to fiscal 2024, had an unfavorable effect on consolidated net sales of approximately $6.7 million, or 0.2%.

Operating income in fiscal 2025 decreased $110.8 million, or 43.5%, to $143.9 million, compared to $254.7 million in fiscal 2024. Operating margin decreased 400 basis points to 5.0%, reflecting incremental tariff costs, investments in product mix and make, investments in new and remodeled stores, increased provisions for performance-based compensation, and costs related to operating model improvements, leadership transition, and organizational restructuring. These increases were partially offset by higher pricing and an asset impairment charge in the prior year.
Adjusted operating income (a non-GAAP measure) decreased $110.6 million, or 38.6% to $176.0 million, compared to $286.6 million in fiscal 2024. Adjusted operating margin decreased 400 basis points to 6.1%, principally due to incremental tariff costs, investments in product mix and make, investments in new and remodeled stores, and increased provisions for performance-based compensation, partially offset by higher pricing and lower corporate expenses.
Net income in fiscal 2025 decreased $93.7 million, or 50.5%, to $91.8 million, compared to $185.5 million in fiscal 2024. Diluted earnings per share decreased 50.6% to $2.53, compared to $5.12 in fiscal 2024.
Adjusted net income (a non-GAAP measure) decreased $84.6 million, or 40.2%, to $126.1 million compared to $210.7 million in fiscal 2024. Adjusted earnings per diluted share (a non-GAAP measure) decreased 40.3% to $3.47, compared to $5.81 in fiscal 2024.
Net cash provided by operations in fiscal 2025 was $122.3 million compared to $298.8 million in fiscal 2024. The change in net cash from operating activities was primarily driven by lower earnings and higher inventory levels.
See the “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures regarding non-GAAP measures.
Liquidity and Financial Position
The Company’s total liquidity at the end of fiscal 2025 was $1.2 billion, comprised of cash and cash equivalents of $487 million and $744 million in available borrowing capacity under the Company’s $750 million secured asset-based revolving credit facility (“ABL facility”). At the end of fiscal 2025, we had no outstanding borrowings under the ABL facility, exclusive of $6.3 million of outstanding letters of credit.
As previously announced in the fourth quarter of fiscal 2025, the Company completed the sale of $575 million aggregate principal amount of 7.375% senior unsecured notes due 2031. Proceeds from this offering were used to redeem $500 million principal amount of its 5.625% senior notes due in 2027.

Also in the fourth quarter of fiscal 2025, the Company, through its wholly-owned subsidiary The William Carter Company, entered into a five-year secured ABL facility of up to $750 million that matures in November 2030. The ABL facility replaced the Company’s existing $850 million secured cash flow–based revolving credit facility due April 2027.
Return of Capital
In the fourth quarter of fiscal 2025, the Company paid a cash dividend of $0.25 per common share totaling $9.1 million. In fiscal 2025, the Company paid cash dividends totaling $56.4 million. No shares were repurchased in fiscal 2025.
On February 19, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.25 per share for payment on March 27, 2026, to shareholders of record at the close of business on March 13, 2026.
Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described above, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.
The Company’s outlooks (and related assumptions) for fiscal year 2026 and the first quarter fiscal 2026 do not reflect the potential impacts of the recent U.S. Supreme Court decision regarding tariffs imposed under the International Emergency Economic Powers Act of 1977, as amended, as well as recently-announced global tariffs imposed under Section 122 of the Trade Act of 1974, as amended.
For fiscal year 2026 (a 52 week fiscal year), the Company projects approximately:
•Low single-digit to mid-single-digit percentage growth in net sales ($2.898 billion in fiscal 2025);
•Low single-digit to mid-single-digit growth in adjusted operating income ($176 million in fiscal 2025);
•Low double-digit to mid-teens decline in adjusted diluted earnings per share ($3.47 in fiscal 2025);

•Operating cash flow of $110 million to $120 million; and
•Capital expenditures of $55 million.
Our outlook for fiscal year 2026 assumes (comparisons vs. prior year unless otherwise noted):
•Earnings contributions weighted to the second half due to greater projected net impact of tariffs and investment spending in the first half relative to the second half;
•Lower gross margin rate, reflecting incremental tariff costs partially offset by higher pricing, other tariff mitigation actions, and productivity savings;
•Comparable SG&A expense, reflecting organizational restructuring and store fleet rationalization savings offset by investments in demand creation, information technology, and other cost inflation across the business;
•Net interest expense of approximately $40 million, reflecting higher principal amount and coupon rate associated with the refinancing of our senior notes in Q4 2025;
•Effective tax rate of approximately 22%; and
•Average number of shares outstanding of approximately 36 million.
For the first quarter of fiscal 2026, the Company projects approximately:
•Mid-single-digit percentage growth in net sales ($630 million in Q1 fiscal 2025);
•$12 million to $15 million in adjusted operating income ($35 million in Q1 fiscal 2025); and
•$0.02 to $0.08 in adjusted diluted earnings per share ($0.66 in Q1 fiscal 2025).
Our outlook for first quarter fiscal 2026 assumes (comparisons vs. prior year unless otherwise noted):
•An earlier Easter holiday;
•Lower gross margin rate, reflecting higher net incremental tariff costs, partially offset by a higher mix of U.S. Retail sales and lower sales of excess inventory;
•Low single-digit growth in SG&A, reflecting investments in demand creation, technology initiatives, and higher wage and rent expenses;
•Net interest expense of approximately $9 million, reflecting higher principal amount and coupon rate associated with the refinancing of our senior notes in Q4 2025;
•Effective tax rate of approximately 37%; and
•Average number of shares outstanding of approximately 36 million.

Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2025 results and its business outlook on February 27, 2026, at 8:30 a.m. Eastern Standard Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Events.” To access the call by phone, please preregister on https://register-

conf.media-server.com/register/BI7f4fa80ca3c043a88d01a18358a65daa to receive your dial-in number and unique passcode.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico, and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, those disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to public health crises; risks related to the organizational restructuring plan, including, but not limited to, our ability to achieve the expected savings from the plan and to fully implement the plan; risks related to consumer tastes and preferences, as well as fashion trends; the failure to protect our intellectual property; the diminished value of our brands, potentially as a result of negative publicity or unsuccessful branding and marketing efforts; delays, product recalls, or loss of revenue due to a failure to meet our quality standards; risks related to uncertainty regarding the future of international trade agreements and the United States’ position on international trade, as well as significant political, trade, and regulatory developments and other circumstances beyond our control; the roll-back of incremental tariffs imposed under the International Emergency Economic Powers Act (the “incremental tariffs”) and any additional actions taken in response to their roll-back, including tariffs imposed pursuant to Section 122 of the Trade Act of 1974 (the “122 tariffs”); our ability to recover refunds of incremental tariff amounts or other tariff amounts paid; increased competition in the marketplace; financial difficulties for one or more of our major customers; identification of locations and negotiation of appropriate lease terms for our retail stores; distinct risks facing our eCommerce business; failure to forecast demand for our products and our failure to manage our inventory; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; fluctuations in foreign currency exchange rates; unseasonable or extreme weather conditions; risks associated with corporate responsibility issues; our foreign sourcing arrangements; a relatively small number of vendors supply a significant amount of our products; disruptions in our supply chain, including increased transportation and freight costs; our ability to effectively source and manage inventory; problems with our Braselton, Georgia distribution facility; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data or a failure to implement new information technology systems successfully; unsuccessful expansion into international markets; failure to comply with various laws and regulations; failure to properly manage strategic initiatives; retention of key individuals; acquisition and integration of other brands and businesses; failure to achieve sales growth plans and profitability objectives to support the carrying value of our intangible assets; our continued ability to meet obligations related to our debt; changes in our tax obligations, including additional customs, duties or tariffs; our continued ability to declare and pay a dividend; volatility in the market price of our common stock; and the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net sales	$925,451	$859,712	$2,898,426	$2,844,102
Cost of goods sold	525,293	448,687	1,583,790	1,478,936
Gross profit	400,158	411,025	1,314,636	1,365,166
Royalty income, net	4,093	4,292	18,102	19,251
Selling, general, and administrative expenses	319,557	302,117	1,188,805	1,099,689
Intangible asset impairment	—	30,000	—	30,000
Operating income	84,694	83,200	143,933	254,728
Interest expense	11,379	8,175	34,227	31,331
Interest income	(3,467)	(2,395)	(13,474)	(11,039)
Other (income) expense, net(*)	(820)	1,650	(1,086)	2,678
Pension plan settlement(*)	—	—	8,777	949
Loss on extinguishment of debt	1,655	—	1,655	—
Income before income taxes	75,947	75,770	113,834	230,809
Income tax provision	11,729	14,253	22,038	45,300
Net income	$64,218	$61,517	$91,796	$185,509

Basic net income per common share	$1.76	$1.71	$2.53	$5.12
Diluted net income per common share	$1.76	$1.71	$2.53	$5.12
Dividend declared and paid per common share	$0.25	$0.80	$1.55	$3.20
(*)Pension plan settlement charges for the fiscal year ended December 28, 2024, have been reclassified to the Pension plan settlement line item. These charges were previously included in Other (income) expense, net.

CARTER’S, INC.
CONDENSED BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the fiscal quarter ended				For the fiscal year ended
	January 3, 2026	% of total sales	December 28, 2024	% of total sales	January 3, 2026	% of total sales	December 28, 2024	% of total sales
	(14 weeks)		(13 weeks)		(53 weeks)		(52 weeks)
Net sales:
U.S. Retail	$509,840	55.1%	$466,231	54.2%	$1,466,128	50.6%	$1,417,108	49.8%
U.S. Wholesale	274,438	29.7%	265,374	30.9%	1,001,338	34.5%	1,021,396	35.9%
International	141,173	15.2%	128,107	14.9%	430,960	14.9%	405,598	14.3%
Consolidated net sales	$925,451	100.0%	$859,712	100.0%	$2,898,426	100.0%	$2,844,102	100.0%

Segment operating income:		Segment operating margin		Segment operating margin		Segment operating margin		Segment operating margin
U.S. Retail	$56,325	11.0%	$73,246	15.7%	$72,377	4.9%	$132,926	9.4%
U.S. Wholesale	34,095	12.4%	54,318	20.5%	160,464	16.0%	216,980	21.2%
International	22,387	15.9%	20,988	16.4%	34,951	8.1%	38,970	9.6%
Total segment operating income	$112,807	12.2%	$148,552	17.3%	$267,792	9.2%	$388,876	13.7%

Items not included in segment operating income:		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin
Unallocated corporate expenses (a)	$(23,335)	n/a	$(33,530)	n/a	$(91,801)	n/a	$(102,326)	n/a
Organizational restructuring (b)	(3,690)	n/a	(1,822)	n/a	(9,807)	n/a	(1,822)	n/a
Operating model improvement costs (c)	(713)	n/a	—	n/a	(14,182)	n/a	—	n/a
Leadership transition costs (d)	(375)	n/a	—	n/a	(8,069)	n/a	—	n/a
Intangible asset impairment (e)	—	n/a	(30,000)	n/a	—	n/a	(30,000)	n/a
Consolidated operating income	$84,694	9.2%	$83,200	9.7%	$143,933	5.0%	$254,728	9.0%

(a)Unallocated corporate expenses include corporate overhead expenses that are not directly attributable to one of our business segments and include unallocated accounting, finance, legal, human resources, and information technology expenses, occupancy costs for our corporate headquarters, and other benefit and compensation programs, including performance-based compensation.
(b)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(c)Primarily related to third-party consulting costs.
(d)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(e)Non-cash impairment charge on the OshKosh indefinite-lived tradename asset.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	January 3, 2026	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$487,075	$412,926
Accounts receivable, net of allowance for credit losses of $7,587 and $5,663, respectively	178,566	194,834
Finished goods inventories	544,624	502,332
Prepaid expenses and other current assets	60,508	32,580
Total current assets	1,270,773	1,142,672
Property, plant, and equipment, net	186,307	180,956
Operating lease assets	591,806	577,133
Tradenames, net	268,659	268,008
Goodwill	208,994	206,875
Customer relationships, net	20,128	23,543
Other assets	18,803	33,980
Total assets	$2,565,470	$2,433,167

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$235,700	$248,200
Current operating lease liabilities	136,488	130,564
Other current liabilities	133,809	130,052
Total current liabilities	505,997	508,816
Long-term debt, net	567,173	498,127
Deferred income taxes	39,380	38,210
Long-term operating lease liabilities	508,461	501,503
Other long-term liabilities	19,411	31,949
Total liabilities	$1,640,422	$1,578,605

Shareholders’ equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,425,877 and 36,041,995 shares issued and outstanding, respectively	364	360
Additional paid-in capital	19,584	3,856
Accumulated other comprehensive loss	(24,361)	(43,678)
Retained earnings	929,461	894,024
Total shareholders’ equity	925,048	854,562
Total liabilities and shareholders’ equity	$2,565,470	$2,433,167

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal year ended
	January 3, 2026	December 28, 2024
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$91,796	$185,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	51,544	54,233
Amortization of intangible assets	3,719	3,693
Provisions for (recoveries of) excess and obsolete inventory, net	401	(348)
Intangible asset impairment	—	30,000
Loss on disposal of property, plant and equipment	189	865
Amortization of debt issuance costs	1,712	1,630
Stock-based compensation expense	20,248	17,841
Unrealized foreign currency exchange (gain) loss, net	(457)	380
Provisions for doubtful accounts receivable from customers	2,417	1,086
Loss on extinguishment of debt	1,655	—
Unrealized gain on investments	(2,229)	(2,214)
Pension plan settlement	8,777	949
Deferred income tax benefit	(162)	(6,422)
Effect of changes in operating assets and liabilities:
Accounts receivable	15,169	(13,743)
Finished goods inventories	(37,101)	26,131
Prepaid expenses and other assets	(8,098)	(2,962)
Accounts payable and other liabilities	(27,246)	2,159
Net cash provided by operating activities	$122,334	$298,787

Cash flows from investing activities:
Capital expenditures	$(53,704)	$(56,165)
Net cash used in investing activities	$(53,704)	$(56,165)

Cash flows from financing activities:
Proceeds from senior notes due 2031	$575,000	$—
Payment of senior notes due 2027	(500,000)	—
Payments of debt issuance costs	(11,711)	—
Repurchase of common stock	—	(50,526)
Dividends paid	(56,359)	(116,178)
Withholdings from vesting of restricted stock	(4,516)	(7,579)
Proceeds from exercise of stock options	—	367
Other	(370)	(900)
Net cash provided by (used in) financing activities	$2,044	$(174,816)

Net effect of exchange rate changes on cash	3,475	(6,093)
Net increase in cash and cash equivalents	$74,149	$61,713
Cash and cash equivalents, beginning of fiscal year	412,926	351,213
Cash and cash equivalents, end of fiscal year	$487,075	$412,926

CARTER’S, INC.
RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended January 3, 2026 (14 weeks)
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$319.6	34.5%	$84.7	9.2%	$11.7	$64.2	$1.76
Organizational restructuring(b)	(3.7)		3.7		0.9	2.8	0.08
Operating model improvement costs(c)	(0.7)		0.7		0.2	0.5	0.01
Leadership transition costs(d)	(0.4)		0.4		—	0.3	0.01
Loss on extinguishment of debt(e)	—		—		0.4	1.3	0.03
As adjusted (a)	$314.8	34.0%	$89.5	9.7%	$13.2	$69.2	$1.90

	Fiscal year ended January 3, 2026 (53 weeks)
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,188.8	41.0%	$143.9	5.0%	$22.0	$91.8	$2.53
Operating model improvement costs(c)	(14.2)		14.2		3.4	10.8	0.30
Organizational restructuring(b)	(9.8)		9.8		2.4	7.5	0.20
Leadership transition costs(d)	(8.1)		8.1		0.7	7.3	0.20
Pension plan settlement(f)	—		—		2.1	6.7	0.18
Loss on extinguishment of debt(e)	—		—		0.4	1.3	0.03
Deferred compensation plan termination(g)	—		—		(0.8)	0.8	0.03
As adjusted (a)	$1,156.7	39.9%	$176.0	6.1%	$30.3	$126.1	$3.47

	Fiscal quarter ended December 28, 2024 (13 weeks)
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$302.1	35.1%	$83.2	9.7%	$14.3	$61.5	$1.71
Organizational restructuring(b)	(1.8)		1.8		0.2	1.6	0.04
Intangible asset impairment(h)	—		30.0		7.2	22.8	0.63
As adjusted (a)	$300.3	34.9%	$115.0	13.4%	$21.7	$85.9	$2.39

	Fiscal year ended December 28, 2024 (52 weeks)
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,099.7	38.7%	$254.7	9.0%	$45.3	$185.5	$5.12
Organizational restructuring(b)	(1.8)		1.8		0.2	1.6	0.04
Intangible asset impairment(h)	—		30.0		7.2	22.8	0.63
Pension plan settlement(f)	—		—		0.2	0.7	0.02
As adjusted (a)	$1,097.9	38.6%	$286.6	10.1%	$52.9	$210.7	$5.81

	Fiscal quarter ended March 29, 2025 (13 weeks)
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$270.3	42.9%	$26.1	4.1%	$5.8	$15.5	$0.43
Leadership transition costs(d)	(6.1)		6.1		0.3	5.8	0.16
Operating model improvement costs(c)	(3.2)		3.2		0.8	2.4	0.07
As adjusted (a)	$261.0	41.4%	$35.4	5.6%	$6.9	$23.8	$0.66

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, income taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. These measures are used by the Company's executive management to assess the Company's performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(c)Primarily related to third-party consulting costs.
(d)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(e)Related to redemption of the $500 million senior notes due 2027 and cash-flow based revolving credit facility.
(f)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.
(g)Incremental income tax impact resulting from the announced termination of the Company’s deferred compensation plan.
(h)Non-cash impairment charge on the OshKosh indefinite-lived tradename asset.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,448,826	35,246,887	35,404,506	35,524,378
Dilutive effect of equity awards	1,008	1,130	414	1,238
Diluted number of common and common equivalent shares outstanding	35,449,834	35,248,017	35,404,920	35,525,616

As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$64,218	$61,517	$91,796	$185,509
Income allocated to participating securities	(1,760)	(1,299)	(2,306)	(3,679)
Net income available to common shareholders	$62,458	$60,218	$89,490	$181,830
Basic net income per common share	$1.76	$1.71	$2.53	$5.12
Diluted net income per common share:
Net income	$64,218	$61,517	$91,796	$185,509
Income allocated to participating securities	(1,760)	(1,299)	(2,306)	(3,679)
Net income available to common shareholders	$62,458	$60,218	$89,490	$181,830
Diluted net income per common share	$1.76	$1.71	$2.53	$5.12
As adjusted (a):
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$69,170	$85,938	$126,068	$210,652
Income allocated to participating securities	(1,897)	(1,837)	(3,226)	(4,207)
Net income available to common shareholders	$67,273	$84,101	$122,842	$206,445
Basic net income per common share	$1.90	$2.39	$3.47	$5.81
Diluted net income per common share:
Net income	$69,170	$85,938	$126,068	$210,652
Income allocated to participating securities	(1,897)	(1,837)	(3,226)	(4,207)
Net income available to common shareholders	$67,273	$84,101	$122,842	$206,445
Diluted net income per common share	$1.90	$2.39	$3.47	$5.81

(a) In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments presented above. The Company excluded approximately $5.0 million and $34.3 million in after-tax expenses from these results for the quarter and fiscal year ended January 3, 2026, respectively. The Company excluded approximately $24.4 million and $25.1 million in after-tax expenses from these results for the quarter and fiscal year ended December 28, 2024, respectively.

CARTER’S, INC.
RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(unaudited)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA for the periods indicated to net income, which is the most directly comparable financial measure presented in accordance with GAAP:

	Fiscal quarter ended		Fiscal year ended
(dollars in millions)	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net income	$64.2	$61.5	$91.8	$185.5
Interest expense	11.4	8.2	34.2	31.3
Interest income	(3.5)	(2.4)	(13.5)	(11.0)
Tax expense	11.7	14.3	22.0	45.3
Depreciation and amortization	14.7	14.3	55.3	57.9
EBITDA	$98.5	$95.8	$189.9	$309.0

Adjustments to EBITDA
Organizational restructuring(a)	$3.7	$1.8	$9.8	$1.8
Operating model improvement costs(b)	0.7	—	14.2	—
Leadership transition costs(c)	0.4	—	8.1	—
Loss on extinguishment of debt(d)	1.7	—	1.7	—
Pension plan settlement(e)	—	—	8.8	0.9
Intangible asset impairment(f)	—	30.0	—	30.0
Total adjustments	6.4	31.8	42.5	32.8
Adjusted EBITDA	$105.0	$127.6	$232.3	$341.8

(a)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(b)Primarily related to third-party consulting costs.
(c)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(d)Related to redemption of the $500 million senior notes due 2027 and cash-flow based revolving credit facility.
(e)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.
(f)Non-cash impairment charge on the OshKosh indefinite-lived tradename asset.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (a) - (f) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. These measures are used by the Company’s executive management to assess the Company’s performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

CARTER’S, INC.
RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and fiscal year ended January 3, 2026:

	Fiscal quarter ended
	Reported Net Sales January 3, 2026	Impact of Foreign Currency Translation	Constant-Currency Net Sales January 3, 2026	Reported Net Sales December 28, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

	(14 weeks)		(14 weeks)	(13 weeks)

Consolidated net sales	$925.5	$3.0	$922.5	$859.7	7.6%	7.3%
International segment net sales	$141.2	$3.0	$138.2	$128.1	10.2%	7.9%

	Fiscal year ended
	Reported Net Sales January 3, 2026	Impact of Foreign Currency Translation	Constant-Currency Net Sales January 3, 2026	Reported Net Sales December 28, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

	(53 weeks)		(53 weeks)	(52 weeks)

Consolidated net sales	$2,898.4	$(6.7)	$2,905.1	$2,844.1	1.9%	2.1%
International segment net sales	$431.0	$(6.7)	$437.7	$405.6	6.3%	7.9%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of net sales change on a comparable week basis for the fiscal quarter and fiscal year ended January 3, 2026:

	Fiscal quarter ended
	Reported Net Sales January 3, 2026	Reported Net Sales December 28, 2024	14th Week Net Sales Contribution	Pro Forma Net Sales January 3, 2026	Reported Net Sales % Change	Pro Forma Net Sales % Change

	(14 weeks)	(13 weeks)		(13 weeks)

Consolidated net sales	$925.5	$859.7	$37.0	$888.5	7.6%	3.4%

	Fiscal year ended
	Reported Net Sales January 3, 2026	Reported Net Sales December 28, 2024	53rd Week Net Sales Contribution	Pro Forma Net Sales January 3, 2026	Reported Net Sales % Change	Pro Forma Net Sales % Change

	(53 weeks)	(52 weeks)		(52 weeks)

Consolidated net sales	$2,898.4	$2,844.1	$37.0	$2,861.4	1.9%	0.6%

The above reconciliations enable the evaluation of quarter-over-quarter and year-over-year changes in net sales based on 13-week and 52-week reporting periods.